SCHEDULE 13D

                                (RULE 13D-101)

            Information To Be Included In Statements Filed Pursuant
           To Rule 13d-1(a) and Amendments Thereto Filed Pursuant To
                                 Rule 13d-2(a)

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 4)*

                               CERES GROUP, INC.
                               (Name of Issuer)

                   COMMON STOCK, PAR VALUE $0.001 PER SHARE
                        (Title of Class of Securities)

                                   156772105
                                (CUSIP Number)

                        INTERNATIONAL MANAGED CARE, LLC
                         c/o INSURANCE PARTNERS, L.P.
                                201 MAIN STREET
                            FORT WORTH, TEXAS 76102
                            ATTENTION: CHARLES IRWIN
                                (817)338-8391
                 (Name, address and telephone number of person
               authorized to receive notices and communications)

                                 APRIL 1, 2004
            (Date of event which requires filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box. [_]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

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CUSIP NO. 15677210513D                                              PAGE 2 OF 21
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1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
         International Managed Care, LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [_]
         (b) [X]

3        SEC USE ONLY

4        SOURCE OF FUNDS
         OO - Contributions From Members

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)   [_]

6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

                                       7        SOLE VOTING POWER
                 NUMBER OF                      0
                   SHARES
                BENEFICIALLY           8        SHARED VOTING POWER
                  OWNED BY                      2,902,535 (1)
                    EACH
                 REPORTING             9        SOLE DISPOSITIVE POWER
                   PERSON                       0
                    WITH
                                      10        SHARED DISPOSITIVE POWER
                                                2,902,535 (1)

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,902,535 (1)

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES [_] Not Applicable

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         8.1%

14       TYPE OF REPORTING PERSON
         OO-Limited Liability Company


--------------------
(1)  Includes warrants to acquire an aggregate of 1,422,184 shares of Common
     Stock.

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CUSIP NO. 15677210513D                                              PAGE 3 OF 21
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1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
         Insurance Partners, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [_]
         (b) [X]

3        SEC USE ONLY

4        SOURCE OF FUNDS
         OO - Contributions From Partners

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)   [_]

6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

                                       7        SOLE VOTING POWER
                 NUMBER OF                      0
                   SHARES
                BENEFICIALLY           8        SHARED VOTING POWER
                  OWNED BY                      2,902,535 (1)(2)
                    EACH
                 REPORTING             9        SOLE DISPOSITIVE POWER
                   PERSON                       0
                    WITH
                                      10        SHARED DISPOSITIVE POWER
                                                2,902,535 (1)(2)

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,902,535 (1)(2)

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES [_] Not Applicable

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         8.1%

14       TYPE OF REPORTING PERSON
         PN


---------------
(1) Solely in its capacity as sole managing member of International Managed Care, LLC.

(2)  Includes warrants to acquire an aggregate of 1,422,184 shares of Common
     Stock.

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CUSIP NO. 15677210513D                                              PAGE 4 OF 21
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1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
         Insurance GenPar, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [_]
         (b) [X]

3        SEC USE ONLY

4        SOURCE OF FUNDS
         OO - Contributions From Partners

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)   [_]

6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

                                       7        SOLE VOTING POWER
                 NUMBER OF                      0
                   SHARES
                BENEFICIALLY           8        SHARED VOTING POWER
                  OWNED BY                      2,915,847 (1)(2)
                    EACH
                 REPORTING             9        SOLE DISPOSITIVE POWER
                   PERSON                       0
                    WITH
                                      10        SHARED DISPOSITIVE POWER
                                                2,915,847 (1)(2)

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,915,847 (1)(2)

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES [_] Not Applicable

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         8.1%

14       TYPE OF REPORTING PERSON
         PN


---------------
(1) All but 13,312 shares are included solely in its capacity as sole general partner of Insurance Partners, L.P., which is the managing member of International Managed Care, LLC.

(2)  Includes warrants to acquire an aggregate of 1,422,184 shares of Common
     Stock.

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CUSIP NO. 15677210513D                                              PAGE 5 OF 21
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1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
         Insurance GenPar MGP, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [_]
         (b) [X]

3        SEC USE ONLY

4        SOURCE OF FUNDS
         OO - Contributions From Partners

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)   [_]

6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

                                       7        SOLE VOTING POWER
                 NUMBER OF                      0
                   SHARES
                BENEFICIALLY           8        SHARED VOTING POWER
                  OWNED BY                      2,915,847 (1)(2)
                    EACH
                 REPORTING             9        SOLE DISPOSITIVE POWER
                   PERSON                       0
                    WITH
                                      10        SHARED DISPOSITIVE POWER
                                                2,915,847 (1)(2)

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,915,847 (1)(2)

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES [_] Not Applicable

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         8.1%

14       TYPE OF REPORTING PERSON
         PN


---------------
(1) Solely in its capacity as sole general partner of Insurance GenPar, L.P., which is the sole general partner of Insurance Partners, L.P., which is the managing member of International Managed Care, LLC.

(2)  Includes warrants to acquire an aggregate of 1,422,184 shares of Common
     Stock.

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CUSIP NO. 15677210513D                                              PAGE 6 OF 21
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1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
         Insurance GenPar MGP, Inc.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [_]
         (b) [X]

3        SEC USE ONLY

4        SOURCE OF FUNDS
         OO - Contributions from Stockholders

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)   [_]

6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

                                       7        SOLE VOTING POWER
                 NUMBER OF                      0
                   SHARES
                BENEFICIALLY           8        SHARED VOTING POWER
                  OWNED BY                      2,915,847 (1)(2)
                    EACH
                 REPORTING             9        SOLE DISPOSITIVE POWER
                   PERSON                       0
                    WITH
                                      10        SHARED DISPOSITIVE POWER
                                                2,915,847 (1)(2)

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,915,847 (1)(2)

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES [_] Not Applicable

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         8.1%

14       TYPE OF REPORTING PERSON
         CO


---------------
(1) Solely in its capacity as sole general partner of Insurance GenPar MGP, L.P., which is the sole general partner of Insurance GenPar, L.P., which is the sole general partner of Insurance Partners, L.P., which is the managing member of International Managed Care, LLC.

(2)  Includes warrants to acquire an aggregate of 1,422,184 shares of Common
     Stock.

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CUSIP NO. 15677210513D                                              PAGE 7 OF 21
--------------------------------------------------------------------------------


1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only) International Managed Care (Bermuda), L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [_]
         (b) [X]

3        SEC USE ONLY

4        SOURCE OF FUNDS
         OO -Contributions from Partners

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)   [_]

6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Bermuda

                                       7        SOLE VOTING POWER
                 NUMBER OF                      0
                   SHARES
                BENEFICIALLY           8        SHARED VOTING POWER
                  OWNED BY                      1,499,946 (1)
                    EACH
                 REPORTING             9        SOLE DISPOSITIVE POWER
                   PERSON                       0
                    WITH
                                      10        SHARED DISPOSITIVE POWER
                                                1,499,946 (1)

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,499,946 (1)

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES [_] Not Applicable

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         4.3%

14       TYPE OF REPORTING PERSON
         PN


---------------
(1) Includes warrants to acquire an aggregate of 785,393 shares of Common Stock.

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CUSIP NO. 15677210513D                                              PAGE 8 OF 21
--------------------------------------------------------------------------------


1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only) Insurance Partners Offshore (Bermuda), L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [_]
         (b) [X]

3        SEC USE ONLY

4        SOURCE OF FUNDS
         OO - Contributions From Partners

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)   [_]

6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Bermuda

                                       7        SOLE VOTING POWER
                 NUMBER OF                      0
                   SHARES
                BENEFICIALLY           8        SHARED VOTING POWER
                  OWNED BY                      1,499,946 (1)(2)
                    EACH
                 REPORTING             9        SOLE DISPOSITIVE POWER
                   PERSON                       0
                    WITH
                                      10        SHARED DISPOSITIVE POWER
                                                1,499,946 (1)(2)

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,499,946 (1)(2)

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES [_] Not Applicable

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         4.3%

14       TYPE OF REPORTING PERSON
         PN


---------------
(1) Solely in its capacity as sole general partner of International Managed Care (Bermuda), L.P.

(2)  Includes warrants to acquire an aggregate of 785,393 shares of Common
     Stock.

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CUSIP NO. 15677210513D                                              PAGE 9 OF 21
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1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
         Insurance GenPar (Bermuda), L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [_]
         (b) [X]

3        SEC USE ONLY

4        SOURCE OF FUNDS
         OO - Contributions from Partners

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)   [_]

6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Bermuda

                                       7        SOLE VOTING POWER
                 NUMBER OF                      0
                   SHARES
                BENEFICIALLY           8        SHARED VOTING POWER
                  OWNED BY                      1,499,946 (1)(2)
                    EACH
                 REPORTING             9        SOLE DISPOSITIVE POWER
                   PERSON                       0
                    WITH
                                      10        SHARED DISPOSITIVE POWER
                                                1,499,946 (1)(2)

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,499,946 (1)(2)

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES [_] Not Applicable

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         4.3%

14       TYPE OF REPORTING PERSON
         PN


---------------
(1) Solely in its capacity as sole general partner of Insurance Partners Offshore (Bermuda), L.P., which is the sole general partner of International Managed Care (Bermuda), L.P.

(2)  Includes warrants to acquire an aggregate of 785,393 shares of Common
     Stock.

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CUSIP NO. 15677210513D                                             PAGE 10 OF 21
--------------------------------------------------------------------------------


1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only) Insurance GenPar (Bermuda) MGP, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [_]
         (b) [X]

3        SEC USE ONLY

4        SOURCE OF FUNDS
         OO - Contributions from Partners

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)   [_]

6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Bermuda

                                       7        SOLE VOTING POWER
                 NUMBER OF                      0
                   SHARES
                BENEFICIALLY           8        SHARED VOTING POWER
                  OWNED BY                      1,499,946 (1)(2)
                    EACH
                 REPORTING             9        SOLE DISPOSITIVE POWER
                   PERSON                       0
                    WITH
                                      10        SHARED DISPOSITIVE POWER
                                                1,499,946 (1)(2)

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,499,946 (1)(2)

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES [_] Not Applicable

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         4.3%

14       TYPE OF REPORTING PERSON
         PN


---------------
(1) Solely in its capacity as sole general partner of Insurance GenPar (Bermuda), L.P., which is the sole general partner of Insurance Partners Offshore (Bermuda), L.P., which is the sole general partner of International Managed Care (Bermuda), L.P.

(2)  Includes warrants to acquire an aggregate of 785,393 shares of Common
     Stock.

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CUSIP NO. 15677210513D                                             PAGE 11 OF 21
--------------------------------------------------------------------------------


1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only) Insurance GenPar (Bermuda) MGP, Ltd.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [_]
         (b) [X]

3        SEC USE ONLY

4        SOURCE OF FUNDS
         OO - Contributions from Shareholders

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)   [_]

6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Bermuda

                                       7        SOLE VOTING POWER
                 NUMBER OF                      0
                   SHARES
                BENEFICIALLY           8        SHARED VOTING POWER
                  OWNED BY                      1,499,946 (1)(2)
                    EACH
                 REPORTING             9        SOLE DISPOSITIVE POWER
                   PERSON                       0
                    WITH
                                      10        SHARED DISPOSITIVE POWER
                                                1,499,946 (1)(2)

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,499,946 (1)(2)

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES [_] Not Applicable

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         4.3%

14       TYPE OF REPORTING PERSON
         CO


---------------
(1) Solely in its capacity as sole general partner of Insurance GenPar (Bermuda) MGP, L.P., which is the sole general partner of Insurance GenPar (Bermuda), L.P., which is the sole general partner of Insurance Partners Offshore (Bermuda), L.P., which is the sole general partner of International Managed Care (Bermuda), L.P.

(2)  Includes warrants to acquire an aggregate of 785,393 shares of Common
     Stock.

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CUSIP NO. 15677210513D                                             PAGE 12 OF 21
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                  This Amendment No. 4 to Schedule 13D (this "Statement")
amends and supplements the Statement on Schedule 13D initially filed with the Securities and Exchange Commission on July 14, 1998, as amended by Amendment
No. 1 filed on March 1, 1999, and Amendment No. 2 filed on January 13, 2000, and Amendment No. 3 filed on January 15, 2004, and is being filed pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended (the
"Exchange Act"). Unless otherwise indicated, all defined terms used herein shall have the same meanings respectively ascribed to them in the Schedule
13D.

ITEM 1.    SECURITY AND ISSUER.

                  No material change.

ITEM 2.    IDENTITY AND BACKGROUND.

                  No material change.

ITEM 3.    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                  No material change

ITEM 4.    PURPOSE OF TRANSACTION.

                  No material change

ITEM 5.    INTEREST IN SECURITIES OF ISSUER.

                  Item 5 is hereby amended and restated in its entirety as follows:

                  (a) According to the most recently available filing with the Securities and Exchange Commission by the Issuer and information known to the Reporting Persons, there are 34,392,671 shares of Common Stock outstanding. If IMC Delaware's warrant to acquire 1,422,184 shares of Common Stock were exercised, 35,814,855 shares would be outstanding. If IMC Bermuda's warrant to acquire 785,393 shares of Common Stock were exercised, 35,178,064 shares of Common Stock would be outstanding. If both warrants were exercised, 36,600,248 shares of Common Stock would be outstanding.

                  IMC DELAWARE

                  IMC Delaware may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 2,902,535 shares of Common Stock, which constitutes approximately 8.1% of the 35,814,855 shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1)(i) of the Exchange Act.

                  IP DELAWARE

                  In its capacity as the managing member of IMC Delaware, IP Delaware may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 2,902,535 shares of Common Stock, which constitutes approximately 8.1% of the 35,814,855 shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1)(i) of the Exchange Act.

                  INSURANCE GENPAR

                  In its individual capacity and its capacity as the sole general partner of IP Delaware, which is the managing member of IMC Delaware, Insurance GenPar may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 2,915,847 shares of Common Stock, which constitutes approximately 8.1% of the 35,814,855 shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1)(i) of the Exchange Act.

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CUSIP NO. 15677210513D                                             PAGE 13 OF 21
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                  IMGPLP

                  In its capacity as the sole general partner of Insurance GenPar, which is the sole general partner of IP Delaware, which is the managing member of IMC Delaware, IMGPLP may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 2,915,847 shares of Common Stock, which constitutes approximately 8.1% of the 35,814,855 shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1)(i) of the Exchange Act.

                  IMGPI

                  In its capacity as the sole general partner of IMGPLP, which is the sole general partner of Insurance GenPar, which is the sole general partner of IP Delaware, which is the managing member of IMC Delaware, IMGPI may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 2,915,847 shares of Common Stock, which constitutes approximately 8.1% of the 35,814,855 shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1)(i) of the Exchange Act.

                  IMC BERMUDA

                  IMC Bermuda may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 1,499,946 shares of Common Stock, which constitutes approximately 4.3% of the 35,178,064 shares of Common Stock deemed outstanding pursuant to Rule 13d(d)(1)(i) of the Exchange Act.

                  IP BERMUDA

                  In its capacity as the sole general partner of IMC Bermuda, IP Bermuda may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 1,499,946 shares of Common Stock, which constitutes approximately 4.3% of the 35,178,064 shares of Common Stock deemed outstanding pursuant to Rule 13d(d)(1)(i) of the Exchange Act.

                  INSURANCE GENPAR BERMUDA

                  In its capacity as the sole general partner of IP Bermuda, which is the sole general partner of IMC Bermuda, Insurance GenPar Bermuda may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 1,499,946 shares of Common Stock, which constitutes approximately 4.3% of the 35,178,064 shares of Common Stock deemed outstanding pursuant to Rule 13d(d)(1)(i) of the Exchange Act.

                  IBMGPLP

                  In its capacity as the sole general partner of Insurance GenPar Bermuda, which is the sole general partner of IP Bermuda, which is the sole general partner of IMC Bermuda, IBMGPLP may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 1,499,946 shares of Common Stock, which constitutes approximately 4.3% of the 35,178,064 shares of Common Stock deemed outstanding pursuant to Rule 13d(d)(1)(i) of the Exchange Act.

                  IBMGPI

                  In its capacity as the sole general partner of IBMGPLP, which is the sole general partner of Insurance GenPar Bermuda, which is the sole general partner of IP Bermuda, which is the sole general partner of IMC Bermuda, IBMGPI may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 1,499,946 shares of Common Stock, which constitutes approximately 4.3% of the 35,178,064 shares of Common Stock deemed outstanding pursuant to Rule 13d(d)(1)(i) of the Exchange Act.

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CUSIP NO. 15677210513D                                             PAGE 14 OF 21
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                  The Reporting Persons may be deemed to beneficially own as part of a group (as used in Section 13(d)(3) of the Exchange Act) 4,415,793 shares of Common Stock, which constitutes approximately 12.1% of the shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1)(i) of the Exchange Act.

                  (b) Of the shares of Common Stock which each of the Reporting Persons may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner, each of the Reporting Persons has sole voting and dispositive power in respect of none of such shares and shared voting and dispositive power in respect of all such shares.

                  (c) On April 1, 2004, IMC Delaware distributed 1,344,925 shares of Common Stock to its partners in a pro rata distribution, in which 1,331,476 of such shares were distributed to IP Delaware. IP Delaware distributed all of the shares it received to its partners in a pro rata distribution, in which 13,312 of such shares were distributed to Insurance GenPar. No consideration was paid in connection with these distributions.

                  On April 1, 2004, IMC Bermuda distributed 655,075 shares of Common Stock to its partners in a pro rata distribution, in which 648,524 shares were distributed to IP Bermuda. IP Bermuda distributed all of the shares it received to its partners in a pro rata distribution. No consideration was paid in connection with these distributions.

                  (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock owned by such Reporting Person.

                  (e)      Not applicable.

ITEM 6.    CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH
            RESPECT TO SECURITIES OF THE ISSUER.

                  No material change.

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS.


   1 Joint Filing Agreement, dated April 5, 2004, among International Managed Care, LLC, Insurance Partners, L.P., Insurance GenPar, L.P., Insurance GenPar MGP, L.P., Insurance GenPar MGP, Inc., International Managed Care (Bermuda), L.P., Insurance Partners Offshore (Bermuda), L.P., Insurance GenPar (Bermuda), L.P., Insurance GenPar (Bermuda) MGP, L.P., and Insurance GenPar (Bermuda) MGP, Ltd.

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CUSIP NO. 15677210513D                                             PAGE 15 OF 21
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                                  SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete, and correct.

Dated:  April 5, 2004


INTERNATIONAL MANAGED CARE, LLC, a Delaware limited liability company

         By:   Insurance Partners, L.P., a Delaware limited
               partnership, its managing member

               By:  Insurance GenPar, L.P., a Delaware limited
                    partnership, its general partner

                    By: Insurance GenPar MGP, L.P., a Delaware limited partnership, its general partner

                         By:  Insurance GenPar MGP, Inc., a Delaware
                              corporation, its general partner

                              By:   /s/ Robert A. Spass
                                    ------------------------------------
                                    Name: Robert A. Spass
                                    Title: President



INSURANCE PARTNERS, L.P., a Delaware limited partnership

         By: Insurance GenPar, L.P., a Delaware limited partnership, its general partner

               By: Insurance GenPar MGP, L.P., a Delaware limited partnership, its general partner

                    By:  Insurance GenPar MGP, Inc., a Delaware
                         corporation, its general partner

                         By:  /s/ Robert A. Spass
                              ---------------------------------
                              Name: Robert A. Spass
                              Title: President



INSURANCE GENPAR, L.P., a Delaware limited partnership

         By:   Insurance GenPar MGP, L.P., a Delaware limited
               partnership, its general partner

               By: Insurance GenPar MGP, Inc., a Delaware corporation, its general partner

                    By:  /s/ Robert A. Spass
                         -----------------------------------
                         Name: Robert A. Spass
                         Title: President

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CUSIP NO. 15677210513D                                             PAGE 16 OF 21
--------------------------------------------------------------------------------


INSURANCE GENPAR MGP, L.P., a Delaware limited partnership

         By: Insurance GenPar MGP, Inc., a Delaware corporation, its general partner

               By:  /s/ Robert A. Spass
                    ---------------------------------
                    Name: Robert A. Spass
                    Title: President



INSURANCE GENPAR MGP, INC., a Delaware corporation

         By:   /s/ Robert A. Spass
               ---------------------------------
               Name: Robert A. Spass
               Title: President



INTERNATIONAL MANAGED CARE (BERMUDA), L.P., a Bermuda limited partnership

         By: Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership, its general partner

               By: Insurance GenPar (Bermuda), L.P., a Bermuda limited partnership, its general partner

                    By:  Insurance GenPar (Bermuda) MGP, L.P., a
                         Bermuda limited partnership, its general
                         partner

                         By:  Insurance GenPar (Bermuda) MGP, Ltd., a
                              Bermuda corporation, its general partner

                              By:   /s/ Robert A. Spass
                                    ------------------------------
                                    Name: Robert A. Spass
                                    Title: President



INSURANCE PARTNERS OFFSHORE (BERMUDA), L.P., a Bermuda limited partnership

         By: Insurance GenPar (Bermuda), L.P., a Bermuda limited partnership, its general partner

               By: Insurance GenPar (Bermuda) MGP, L.P., a Bermuda limited partnership, its general partner

                    By:  Insurance GenPar (Bermuda) MGP, Ltd., a
                         Bermuda corporation, its general partner

                         By:  /s/ Robert A. Spass
                              ----------------------------
                              Name: Robert A. Spass
                              Title: President

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CUSIP NO. 15677210513D                                             PAGE 17 OF 21
--------------------------------------------------------------------------------


INSURANCE GENPAR (BERMUDA), L.P., a Bermuda limited partnership

         By: Insurance GenPar (Bermuda) MGP, L.P., a Bermuda limited partnership, its general partner

               By: Insurance GenPar (Bermuda) MGP, Ltd., a Bermuda corporation, its general partner

                    By:  /s/ Robert A. Spass
                         -----------------------------
                         Name: Robert A. Spass
                         Title: President



INSURANCE GENPAR (BERMUDA) MGP, L.P., a Bermuda limited partnership

         By:   Insurance GenPar (Bermuda) MGP, Ltd., a Bermuda
               corporation, its general partner

               By:  /s/ Robert A. Spass
                    ----------------------------
                    Name: Robert A. Spass
                    Title: President



INSURANCE GENPAR (BERMUDA) MGP, LTD., a Bermuda corporation

         By:   /s/ Robert A. Spass
               ----------------------------
               Name: Robert A. Spass
               Title: President

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CUSIP NO. 15677210513D                                             PAGE 18 OF 21
--------------------------------------------------------------------------------


                                 EXHIBIT INDEX


  1 Joint Filing Agreement, dated April 5, 2004, among International Managed Care, LLC, Insurance Partners, L.P., Insurance GenPar, L.P., Insurance GenPar MGP, L.P., Insurance GenPar MGP, Inc., International Managed Care (Bermuda), L.P., Insurance Partners Offshore (Bermuda), L.P., Insurance GenPar (Bermuda), L.P., Insurance GenPar (Bermuda) MGP, L.P., and Insurance GenPar (Bermuda) MGP, Ltd.

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CUSIP NO. 15677210513D                                             PAGE 19 OF 21
--------------------------------------------------------------------------------


                                                                     Exhibit 1

                            JOINT FILING AGREEMENT

               Pursuant to Rule 13d-1(k)(1)(iii) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agrees that the statement to which this Exhibit is attached is filed on behalf of each of them in the capacities set forth below.


INTERNATIONAL MANAGED CARE, LLC, a Delaware limited liability company

         By:   Insurance Partners, L.P., a Delaware limited
               partnership, its managing member

               By:  Insurance GenPar, L.P., a Delaware limited
                    partnership, its general partner

                    By:  Insurance GenPar MGP, L.P., a Delaware
                         limited partnership, its general partner

                         By:  Insurance GenPar MGP, Inc., a Delaware
                              corporation, its general partner

                              By:   /s/ Robert A. Spass
                                    -----------------------------
                                    Name: Robert A. Spass
                                    Title: President



INSURANCE PARTNERS, L.P., a Delaware limited partnership

         By: Insurance GenPar, L.P., a Delaware limited partnership, its general partner

               By: Insurance GenPar MGP, L.P., a Delaware limited partnership, its general partner

                    By:  Insurance GenPar MGP, Inc., a Delaware
                         corporation, its general partner

                         By:  /s/ Robert A. Spass
                              ----------------------------
                              Name: Robert A. Spass
                              Title: President

--------------------------------------------------------------------------------
CUSIP NO. 15677210513D                                             PAGE 20 OF 21
--------------------------------------------------------------------------------


INSURANCE GENPAR, L.P., a Delaware limited partnership

         By:   Insurance GenPar MGP, L.P., a Delaware limited
               partnership, its general partner

               By: Insurance GenPar MGP, Inc., a Delaware corporation, its general partner

                    By:  /s/ Robert A. Spass
                         ------------------------------
                         Name: Robert A. Spass
                         Title: President


INSURANCE GENPAR MGP, L.P., a Delaware limited partnership

         By: Insurance GenPar MGP, Inc., a Delaware corporation, its general partner

               By:  /s/ Robert A. Spass
                    -----------------------------
                    Name: Robert A. Spass
                    Title: President


INSURANCE GENPAR MGP, INC., a Delaware corporation

         By:   /s/ Robert A. Spass
               -----------------------------
               Name: Robert A. Spass
               Title: President


INTERNATIONAL MANAGED CARE (BERMUDA), L.P., a Bermuda limited partnership

         By: Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership, its general partner

               By: Insurance GenPar (Bermuda), L.P., a Bermuda limited partnership, its general partner

                    By:  Insurance GenPar (Bermuda) MGP, L.P., a
                         Bermuda limited partnership, its general
                         partner

                         By:  Insurance GenPar (Bermuda) MGP, Ltd., a
                              Bermuda corporation, its general partner

                              By:   /s/ Robert A. Spass
                                    ----------------------------
                                    Name: Robert A. Spass
                                    Title: President

--------------------------------------------------------------------------------
CUSIP NO. 15677210513D                                             PAGE 21 OF 21
--------------------------------------------------------------------------------


INSURANCE PARTNERS OFFSHORE (BERMUDA), L.P., a Bermuda limited partnership

         By: Insurance GenPar (Bermuda), L.P., a Bermuda limited partnership, its general partner

               By: Insurance GenPar (Bermuda) MGP, L.P., a Bermuda limited partnership, its general partner

                    By:  Insurance GenPar (Bermuda) MGP, Ltd., a
                         Bermuda corporation, its general partner

                         By:  /s/ Robert A. Spass
                              -----------------------------
                              Name: Robert A. Spass
                              Title: President



INSURANCE GENPAR (BERMUDA), L.P., a Bermuda limited partnership

         By: Insurance GenPar (Bermuda) MGP, L.P., a Bermuda limited partnership, its general partner

               By: Insurance GenPar (Bermuda) MGP, Ltd., a Bermuda corporation, its general partner

                    By:  /s/ Robert A. Spass
                         ----------------------------
                         Name: Robert A. Spass
                         Title: President



INSURANCE GENPAR (BERMUDA) MGP, L.P., a Bermuda limited partnership

         By:   Insurance GenPar (Bermuda) MGP, Ltd., a Bermuda
               corporation, its general partner

               By:  /s/ Robert A. Spass
                    --------------------------
                    Name: Robert A. Spass
                    Title: President



INSURANCE GENPAR (BERMUDA) MGP, LTD., a Bermuda corporation

         By:   /s/ Robert A. Spass
               --------------------------
               Name: Robert A. Spass
               Title: President